Exhibit 10.20.2

General Release and Waiver

This General Release and Waiver (this “Release”) is entered into on December 19, 2016 by G. Frederick Wilkinson (the “Executive”), on the one hand, and Impax Laboratories, Inc. and its subsidiaries and affiliates (collectively, the “Company”), on the other hand (the Executive and the Company are referred to collectively as the “Parties”). Defined terms used but not defined herein shall have the same meaning as set forth in the Employment Agreement between the Executive and the Company dated April 21, 2014 (“Employment Agreement”).

1.Confirmation of Employment Separation. The Executive’s employment with the Company is terminated as of December 19, 2016 (the “Separation Date”). This Release sets forth the payments, benefits, and other terms and conditions that the Company will provide to the Executive under, and serves as notice of, an election by the Company of a termination pursuant to Section 4.1.6 of the Employment Agreement. If the Executive executes, delivers, and does not revoke this Release as set forth in Section 12 below, the Executive will be entitled to the payments and benefits pursuant to the terms hereof. Except as set forth in this Release, the Executive acknowledges and agrees that the Separation Date is the date of the end of his employment for all purposes, including for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Company. The Executive acknowledges and agrees that the Company shall not have any obligation to rehire the Executive, nor shall the Company have any obligation to consider him for employment after the Separation Date. The Executive acknowledges and agrees that he will not knowingly seek employment with the Company at any time in the future, and that the Company’s refusal to employ the Executive in any future capacity will not subject the Company to liability on any grounds.

2.Separation. Effective as of the Separation Date, the Executive has been notified of his termination under Section 4.1.6 and, as a result, hereby resigns as an officer and director of the Company and all of its subsidiaries and affiliates and from any positions held with any other entities at the direction or request of the Company. The Executive agrees to promptly execute and deliver such other documents as the Company shall reasonably request to evidence such resignations. In addition, the Executive acknowledges and agrees that the Separation Date shall be the date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company. The Executive agrees to make himself available to assist and consult with the Company regarding matters relating to his former duties for a period of twenty-four (24) months after his Separation Date, provided that (i) the Executive is reimbursed for any and all reasonable expenses related to such cooperation, including but not limited to, travel, lodging, communication, and duplication expenses,(ii) the Executive is reimbursed for reasonable attorney fees if the Executive in good faith believes that separate legal representation is required, and (iii) the Executive is compensated for the Executive’s time at a rate equivalent to the Executive’s most recent base salary. For the avoidance of doubt, services provided by the Executive under this Section 2 shall not constitute continued service for the purposes of the Executive’s outstanding equity awards which shall be treated in all respects in accordance with Section 3(e) hereof. The Executive’s receipt of any compensation and/or reimbursement related to his assistance and consulting as set forth herein shall be separate from, and shall not reduce, the Separation Benefits described in Section 3 below.

3.Separation Benefits. The Executive will be entitled to the Amounts and Benefits upon the Separation Date regardless of whether or not the Release is executed, delivered, revoked or otherwise. In addition, subject to the Executive not revoking this Release prior to the Release Effective Date, the

Executive will be entitled, subject to the terms and conditions set forth below, to the payments and benefits set forth in this Section 3 (collectively, the “Separation Benefits”), which together satisfy in full the Company’s obligations with respect to payments and benefits under the Employment Agreement or otherwise:

a.Separation Pay: The Company shall pay the Executive $1,829,880.00 (representing two (2) times the Executive’s Base Salary (as defined in Section 2.1 of the Employment Agreement)), paid in installments on the Company’s normal payroll dates for a period of 12 consecutive months in accordance with Exhibit A hereof, which is incorporated herein by reference, with a schedule that complies with, or is exempt from, IRS Code § 409A, and with each payment deemed to be a separate payment for purposes of IRS Code §409A.

b.Separation Bonus: The Company shall pay the Executive $1,967,793.00 (representing two (2) times the average of the Incentive Bonus (as defined in Section 2.2 of the Employment Agreement) the Executive received from the Company for all fiscal years completed during the term of the Employment Agreement), paid in installments on the Company’s normal payroll dates for a period of 12 consecutive months in accordance with Exhibit A, with a schedule that complies with, or is exempt from, IRS Code § 409A, and with each payment deemed to be a separate payment for purposes of IRS Code §409A.

c.Pro Rata Bonus: No later than March 15, 2017, the Company shall pay the Executive a pro rata portion of the Executive’s Incentive Bonus for fiscal year 2016 based solely on the Company’s actual results against the Company’s goals for the year (determined by multiplying the amount of such Incentive Bonus which would be due for the full fiscal year, as determined in good faith by the Board, by a fraction, the numerator of which is the number of days up to the Separation Date during 2016 that the Executive was employed by the Company and the denominator of which is 365).

d.	Benefits

i.Medical Benefits: The Company will timely provide the Executive with information regarding eligibility to continue medical, dental, and vision benefits under the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), in accordance with its terms. If the Executive timely and effectively elects under COBRA to continue medical benefit coverage after the Separation Date under the Company Independence Blue Cross medical plan (or any successor plan) for himself or any of his dependents currently enrolled on his plan (the “Dependents”), then the Company will pay the insurer such COBRA medical benefit premiums for as long as the Executive and/or his Dependents remain eligible for and enrolled under COBRA for up to twenty-four (24) consecutive months commencing immediately after the Separation Date. In the event the Executive or his Dependents, after timely and effectively electing to continue such medical benefit coverage under COBRA, and after using all available COBRA, become ineligible to continue such medical benefit coverage under COBRA through no fault of their own, the Executive and/or his Dependents (but only if they would be eligible to obtain coverage under the Company Independence Blue Cross medical plan had the Executive been employed by the Company at such time), as applicable, may be eligible to convert to an individual Independence Blue Cross Individual Personal Choice medical plan (or any successor plan as set forth in the then applicable group medical plan documents) with comparable medical benefit coverage to that coverage applicable as of immediately prior to such ineligibility. In such event, the Company agrees to pay the insurer the premium for such individual plan for the period commencing from such COBRA ineligibility date and ending on the last day of the 24-month period commencing immediately after the Separation Date.

ii.Dental Benefits: The Executive will remain eligible to continue dental benefit coverage under the Company Delta Dental dental plan (or any successor plan) for himself and his Dependents for up to 24 consecutive months commencing immediately after the Separation Date. The Company will pay the insurer for any related dental benefit premiums under such group dental plan for as long as the Executive and/or his Dependents remain enrolled in such group dental benefit plan, for up to 24 consecutive months commencing immediately after the Separation Date.

iii.Vision Benefits: The Executive will remain eligible to continue vision benefit coverage under the Company VSP vision plan (or any successor plan) for himself and his Dependents for up to 24 consecutive months commencing immediately after the Separation Date. The Company will pay the insurer for any related vision benefit premiums under such vision plan for as long as the Executive and/or his Dependents remain enrolled in such group vision benefit plan, for up to 24 consecutive months commencing immediately after the Separation Date.

iv.Payment for Benefit Continuation. If it is not possible or convenient for the Company to pay the insurer directly for any medical, dental, or vision insurance benefit coverage set forth in Sections 3(d) hereunder, the Company will give the Executive sufficient written notice in accordance with the provisions herein to permit the Executive to timely make such payments and the Company will pay the Executive within 30 days of receipt from the Executive of reasonable proof that payment has been timely made by him an amount equal to the amount necessary to reimburse and make the Executive whole for such payments on an after-tax basis (taking into account any tax consequences associated with the receipt of such payments and additional amounts). The Executive agrees to notify the Company promptly in writing after the Executive or his Dependents enroll in medical, dental or vision insurance benefits under another employer’s plan, in which case any obligation by the Company under this Section 3 or otherwise to extend such benefit(s) shall cease immediately.

e.Stock Option and Restricted Stock Awards: Subject to the Release becoming irrevocable in accordance with Section 12 below, (i) there shall be a 12 month acceleration of vesting for those stock options and shares of restricted stock described in Table 1 of Exhibit B hereof (and, accordingly, the restricted stock and stock options described therein shall immediately become vested and/or exercisable, and all forfeiture restrictions shall lapse, as of the Release Effective Date), and (ii) the Executive shall be entitled to exercise his vested stock options during the 12 month period immediately following the Release Effective Date (or, if earlier, the expiration of such stock options pursuant to their terms). Each of these stock options and shares of restricted stock shall otherwise remain subject in all respects to the restrictions of the applicable stock option grant or stock bonus award agreements between the Executive and the Company and the Amended and Restated 2002 Equity Incentive Plan. Except as set forth in this Section 3(e) and Exhibit B, all other stock options and shares of restricted stock held by the Executive that are unvested as of the Release Effective Date shall terminate and be forfeited.

f.Subject to Section 3(e) above, any changes to the terms and conditions of the Company’s benefit plans that apply generally to employees and that are permissible without consent of such employees generally shall also apply to the Executive and his entitlement under this Release (e.g., changes to the premiums, changes to coverage, changes in insurers, changes to the equity incentive plans, etc.).

g.Notwithstanding any other provision of this Release or the Employment Agreement, the Executive acknowledges and agrees that the Separation Benefits set forth in this Section 3 together with the Amounts and Benefits (as defined in Section 4.4.1 of the Employment Agreement), are the sole wages, payments, stock, stock options, insurance, and benefits to which the Executive is entitled, under the Employment Agreement or otherwise, and that no other wages, payments, stock, stock options, insurance, benefits or other monies of any nature are due from the Company. The Executive acknowledges and agrees that the Separation Benefits exceed any wages, payment, stock, stock options, insurance, benefit, or other thing of value to which the Executive might otherwise be entitled under any policy, plan or procedure of the Company and/or any other agreement between the Executive and the Company.

h.All payments made to the Executive pursuant to this Section 3 shall be subject to all applicable or required deductions, taxes, and withholdings as determined by the Company in consultation with the Executive.

4.Tax Liability. Although the Company shall make applicable tax withholdings from the Separation Benefits and the Amounts and Benefits, the Executive acknowledges and agrees that, except as otherwise provided herein, any and all tax liability, penalties and interest (including under Code Section 409A) which may become due from the Executive or assessed against the Executive because of the Separation Benefits or Amounts and Benefits, and/or any other payments or benefits referenced in this Release are the Executive’s sole responsibility.

5.General Release and Waiver. In consideration of the Separation Benefits and/or any other payments or benefits referenced in this Release, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its subsidiaries and affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their successors and assigns, assets, employee benefit plans or funds, and any of their respective past and/or present directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents, counsel and assigns, whether acting on behalf of the Company or its subsidiaries or affiliates or, in their individual capacities (collectively, the “Releasees” and each a “Releasee”) from any and all claims, known or unknown, which the Releasors have or may have against any Releasee arising on or prior to the date that the Executive executes this Release and any and all liability which any such Releasee may have to the Releasors, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to (a) any claim under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Uniform Trade Secrets Act, the Sarbanes-Oxley Act of 2002, the Fair Labor Standards Act, all as amended; (b) any and all claims arising from or relating to the Executive’s employment relationship with Company and his service relationship as an officer or director of the Company or any of its subsidiaries or affiliates, or as a result of the termination of such relationships; (c) all claims related to the Executive’s compensation or benefits from the Company or the Releasees, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or the Releasees; (d) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (e) all tort claims, including claims for fraud, defamation, privacy rights, emotional distress, and discharge in violation of public policy; and (f) all federal, state (including but not limited to the States of Delaware, California, Pennsylvania and New Jersey), and local statutory or constitutional claims, including claims for compensation, discrimination, harassment, whistleblower protection, retaliation, attorneys’ fees, costs, disbursements, or other claims (referred to collectively as the “Released

Claims”). For the avoidance of doubt, Released Claims shall include all claims arising under the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Wage Payment Law, the New Jersey Wage and Hour Law, the New Jersey Equal Pay Act, and retaliation claims under the New Jersey Workers’ Compensation Law.

Notwithstanding anything to the contrary in this Release or otherwise, this Release does not release claims that cannot be released as a matter of law, or the right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission (“EEOC”), or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company. However, by executing this Release, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. This Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages.

Notwithstanding anything to the contrary in this Release or otherwise, this Release shall not apply to (i) the Executive’s rights to defense and indemnification from the Company, which rights shall never become less favorable to the Executive than they are at the Separation Date, or rights, if any, to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company including, without limitation, the Executive’s rights under Section 7 of the Employment Agreement entitled Indemnification: Directors’ and Officers’ Liability Insurance; (ii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Releasee, on the other hand, are jointly liable; (iii) any right of the Executive to pursue claims or actions in respect of the subject matter, rights or benefits contemplated by this Release; and (iv) any claims or actions arising after the Separation Date.

The Executive waives and relinquishes all rights and benefits afforded by Section 1542 of the Civil Code of California, to the extent applicable, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Executive hereby acknowledges that the foregoing waiver is an essential and material term of this Release.

6.Continuing Covenants. Notwithstanding any other provisions of this Release, the Executive acknowledges and agrees that he remains subject to the provisions of Section 6 of the Employment Agreement and the Employee Invention and Proprietary Information Agreement (“Invention Agreement”), both of which shall remain in full force and effect for the periods set forth therein and are deemed part of this Release. The Executive acknowledges and agrees that he has made a diligent search for any Company property in his possession or control and that he has returned or will return all such property to the Company. The Executive acknowledges and agrees that any action for injunctive relief brought for claims arising out of Section 6 of the Employment Agreement or the Invention Agreement, as well as any related claims for trade secret misappropriation, breach of fiduciary duty, unfair competition, or other related business tort claims, shall be brought exclusively in Delaware state court or Delaware federal court. The Executive shall submit to and accept the exclusive jurisdiction of such suit, legal action, or proceeding in Delaware state court or Delaware federal court. The Executive acknowledges and agrees to accept personal jurisdiction in Delaware and also acknowledges and agrees not to challenge the mandatory Delaware forum on any grounds whatsoever, including lack of jurisdiction or forum non-conveniens.

The Company and the Executive hereby agree not to, directly or indirectly, defame, demean, criticize, disparage, communicate any negative information about, make statements reasonably likely to be injurious to the other Party, or denigrate the name or reputation of the other Party. Notwithstanding the foregoing, nothing in this Section shall prevent either Party from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about them; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement and the enforcement thereof; or (iii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person or entity.

The Company and the Executive agree, upon the receipt of reasonable notice from the other Party, to cooperate, respond, provide information and afford reasonable assistance to each other with regard to any claims, actions, investigations, interviews, audits or matters that may arise on or after the Separation Date, to the extent that such claims, actions, investigations, interviews, audits or matters relate to events occurring during the Executive’s period of employment with the Company, as well as events that predated or post-date Executive’s employment that were existing during Executive’s employment with the Company. Any request for such cooperation shall take into account the other party’s personal and business commitments. If the Executive is required to provide any services pursuant to this Section, upon presentation of appropriate documentation, the Company shall promptly reimburse the Executive for reasonable out-of-pocket travel, lodging, communication and duplication expenses incurred in connection with the performance of such services and in accordance with the Company’s expense policy for its senior officers, for reasonable legal fees and costs to the extent the Executive in good faith believes that separate legal representation is required, and for the Executive’s time at a rate equivalent to the Executive’s most recent base salary. The Executive’s entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section, shall in no way affect the Executive’s rights, if any, to be indemnified and/or advanced fees and expenses to the fullest extent permitted by law or the Company’s corporate or other organizational documents, any applicable insurance policy, and/or the Executive’s Employment Agreement.

7.No Claims. The Executive acknowledges and agrees that there are no claims or actions currently filed or pending relating to the subject matter of the Release, the Employment Agreement, or any Released Claims. The Executive acknowledges and agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such claims or actions. The Executive hereby requests all administrative agencies having jurisdiction over employment and labor law matters and courts to honor the Executive’s release of claims under this Release. Should the Company ever reasonably request the Executive to execute any administrative dismissal forms related to the Released Claims, the Executive shall immediately execute the form and return it to the Company. Should the Executive file any claim or action relating to the subject matter of this Release, the Employment Agreement, or any Released Claims, such filing shall be considered an intentional breach of the Release and the Executive will be subject, among other rights Company may have, to all damages and costs available under law and equity, including without limitation, the amount of consideration paid hereunder. The Executive further acknowledges and agrees that the Executive has not failed to report any work-related occupational injuries or diseases arising out of or in the course of employment with the Company. Notwithstanding the foregoing, this Section 7 shall not, and shall be interpreted to not, apply to any claims or actions (i) excluded from Released Claims in accordance with this Release, including Section 5 hereof, (ii) made to enforce the provisions of this Release, or (iii) which may not permissibly be released pursuant to applicable law.

8.No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by the Company or any other Releasee. This Release is not intended, and shall not be construed, as an admission that any Releasee has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against any Releasor.

9.Heirs and Assigns. The terms of this Release and the provision and payment of all Separation Benefits hereunder shall be binding upon and inure to the benefit of the Parties named herein and their respective heirs, successors and permitted assigns.

10.Miscellaneous. This Release will be construed and enforced in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law. If any provision of this Release is held by a court of competent jurisdiction to be illegal, void or unenforceable, such provision shall have no effect; however, the remaining provisions will be enforced to the maximum extent possible. The Parties acknowledge and agree that, except as otherwise set forth herein, this Release constitutes the entire agreement and complete understanding of the Parties with regard to the matters set forth herein and, except as otherwise set forth in this Release, supersedes any and all agreements (including without limitation the Employment Agreement), understandings, and discussions, whether written or oral, between the Parties. No other promises or agreements are binding unless in writing and signed by each of the Parties after the Release Effective Date (as defined below). Should any provision of this Release require interpretation or construction, it is agreed by the Parties that the entity interpreting or constructing this Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the Party who prepared the document. The Parties agree to bear their own attorneys’ fees and costs with respect to this Release.

11.Knowing and Voluntary Waiver. The Executive acknowledges and agrees that he: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider it for at least 21 calendar days; (c) is hereby advised by the Company in writing to consult with an attorney of his choosing in connection with this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with his independent legal counsel, or had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Release and has not relied on any statements or explanations made by any Releasee or their counsel; (f) understands that he has seven calendar days in which to revoke this Release (as described in Section 12) after signing it and (g) is signing this Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

12.Effective Time of Release. The Executive may accept this Release by signing it and delivering it to the Company as provided in Section 14 of this Release within 21 days of his receipt hereof. After executing this Release, the Executive will have seven calendar days (the “Revocation Period”) to revoke this Release by indicating his desire to do so in writing delivered to the Company as provided in Section 14 of this Release by no later than the last day of the Revocation Period. The effective date of this Release shall be the eighth day after the Executive executes and delivers this Release (the “Release Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. If the Executive does not execute this Release or exercises his right to revoke hereunder prior to the Release Effective Date, he shall forfeit his right to receive any of the Separation Benefits set forth in Section 3 above and any other payments or benefits referenced in this Release with the sole exception of the Amounts and Benefits, and to the extent such Separation Benefits have already been provided, the Executive agrees that he will immediately reimburse the Company for the amounts of such payment.

13.Confidentiality. The provisions of this Release shall be treated as Confidential Information as that term is defined in Section 6.1 of the Executive’s Employment Agreement.

14.Notices. All notices or communications hereunder shall be in writing, and shall be addressed and delivered as follows (or to such other address as either Party may have furnished to the other in writing by like notice): (a) To the Company: Impax Laboratories, Inc., 31047 Genstar Road, Hayward, CA 94544, Attn: Senior Vice President and General Counsel; e-mail Mark.Schlossberg@impaxlabs.com; (b) To the Executive: G. Frederick Wilkinson, at the last home address and personal e-mail address on file with the Company. All such notices and/or communications shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, (iv) if sent via e-mail, on the date and time of receipt, or (v) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice or correspondence is mailed. All payments shall be made so that the recipient shall have immediately available US denominated funds on the due date for such payment, and shall be sent to the same addresses listed above or as directed in writing by the Executive.

15.Breach of Release. In the event that either Party is found in a final adjudication in accordance with the provisions of this Release to have violated any of its obligations under this Release, the remedies, including injunctive relief and/or damages, shall be determined by an arbitrator in accordance with the procedure set forth in Section 16. The Parties agree to bear their own attorneys’ fees and costs with respect to this Release.

16.Dispute Resolution. Except as otherwise set forth herein, the Parties hereby agree that any and all claims, disputes, demands, or controversies of any nature whatsoever arising out of, or relating to, this Release, or its interpretation, enforcement, breach, performance or execution, the Executive’s employment with the Company, or the termination of such employment, including but not limited to any statutory claims, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Delaware (applying Delaware law) in accordance with the Employment Arbitration Rules and Procedures of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the Parties. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Parties acknowledge and agree that in connection with any such arbitration and regardless of outcome: (a) each party shall bear its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be born equally among the parties. EACH PARTY WAIVES ITS RIGHT TO TRIAL BY JURY. Nothing in this Release is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration, including but not limited to injunctive relief sought pursuant to Section 6 of this Release.

17.Section 409A. It is the intention of the Parties that the payments and benefits to which the Executive could become entitled pursuant to this Release, as well as the termination of the Executive’s employment, comply with or are exempt from Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the “separation pay” exception or another exception under Section 409A of the Code shall be paid pursuant to the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Release shall be treated as a separate payment of compensation for purposes of Section 409A of the Code. In this regard, notwithstanding anything in this Release to the contrary, all cash amounts (and cash equivalents) that become payable under Section 3 on account of the Executive’s termination of employment which is an “involuntary separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(n)) shall be paid as provided under Section 3 and, any such amounts qualifying for the “short-term deferral” exception under Section 409A of the Code shall be paid no later than March 15 of the year following the year in which the date of termination occurs (unless otherwise exempt from Section 409A of the Code). In the event the Parties determine that the terms of this Release do not comply with Section 409A of the Code, they will negotiate reasonably and in good faith to amend the terms of this Release such that they comply with, or are exempt from, Section 409A of the Code (in a manner that attempts to minimize the economic impact of such amendment on the Executive and the Company) within the time period permitted by the applicable Treasury Regulations and in accordance with IRS Notice 2010-6 and other applicable guidance. All expenses or other reimbursements owed to the Executive under this Release shall be for expenses incurred during the Executive’s lifetime or within ten years after his death, shall be payable in accordance with the Company’s policies in effect from time to time, but in any event, to the extent required in order to comply with Section 409A of the Code, and shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive. In addition, to the extent required in order to comply with Section 409A of the Code, no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year and the Executive’s right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit. Notwithstanding any other provision of this Release, if (i) the Executive is to receive payments or benefits by reason of his separation from service (as such term is defined in Section 409A of the Code) other than as a result of his death, (ii) the Executive is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of the Executive’s separation from service) for the period in which the payment or benefit would otherwise commence, and (iii) such payment or benefit would otherwise subject the Executive to any tax, interest or penalty imposed under Section 409A of the Code (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of the Executive’s employment, then such payment or benefit will instead be paid, with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code (“Interest”) determined as of the Separation Date, as provided below. Such payments or benefits that would have otherwise been required to be made during such six-month period will be paid to the Executive (or his estate, as the case may be) in one lump sum payment or otherwise provided to the Executive (or his estate, as the case may be) on the earlier of (A) the first business day that is six months and one day after the Executive’s separation from service or (B) the fifth business day following the Executive’s death. Thereafter, the payments and benefits will continue, if applicable, for the relevant period set forth in this Release, as the case may be.

18.Separate Counterparts. This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. All executed signature pages transmitted by facsimile or e-mail shall be deemed an original, and shall be binding.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Release to be duly executed and the Executive has hereunto set his hand, in each case, as of the date indicated below.

Dated: December 19, 2016	/s/ G. Frederick Wilkinson
G. Frederick Wilkinson

Dated: December 19, 2016	/s/ Robert L. Burr
Robert L. Burr Chairman of the Board of Directors
Impax Laboratories, Inc.